Exhibit 1.1

TERMINATION OF MASTER LEASE AGREEMENTS

This Termination of MASTER LEASE AGREEMENTS (this “Termination Agreement”) is made as of June 17, 2022 (the “Effective Date”), by and among: (i) MCZ/CENTRUM FLAMINGO II, L.L.C., a Delaware limited liability company (the “Flamingo North Tower Landlord”), AIMCO 50 ROGERS STREET, L.L.C., a Delaware limited liability company, AIMCO LEAHY SQUARE APARTMENTS, LLC, a Delaware limited liability company, and AIMCO FITZSIMONS 3A LESSOR, LLC, a Delaware limited liability company (collectively, the “Landlords”); (ii) FLAMINGO NORTH LESSEE, LLC, a Delaware limited liability company, PRISM LESSEE, LLC, a Delaware limited liability company, 707 LEAHY LESSEE, LLC, a Delaware limited liability company, and FREMONT LESSEE, LLC, a Delaware limited liability company (collectively, the “Tenants”); (iii) AIMCO OP L.P., a Delaware limited partnership (“Aimco”); and (iv) APARTMENT INCOME REIT, L.P., a Delaware limited partnership (“AIR”).

Recitals

WHEREAS, each applicable Landlord and each applicable Tenant entered into those certain Master Lease Agreements set forth on Exhibit A attached hereto (as the same may have been amended, modified or supplemented from time to time, collectively, the “Master Leases”);

WHEREAS, AIMCO REIT SUB, LLC, a Delaware limited liability company (“AIMCO Guarantor”), entered into that certain Guaranty as set forth on Exhibit A attached hereto in favor of the Flamingo North Tower Landlord (together with any other guaranty entered into in connection with any Master Lease, as the same may have been amended, modified or supplemented from time to time, collectively, the “Guarantees”); and

WHEREAS, in connection with the payment of the Termination Payment (as defined in Section 2 below), each Landlord, each Tenant, AIR and Aimco have agreed to terminate each Master Lease and Guaranty.

NOW, THEREFORE, in consideration of the mutual promises contained in this Termination Agreement, and for other good and valuable consideration, including the Termination Payment, the receipt and sufficiency of which are hereby acknowledged, each Landlord, each Tenant, AIR and Aimco acknowledge and agree as follows:

1.
Termination Deposit. Within seven (7) Business Days following the Effective Date, AIR shall deliver to a national title insurance company, as escrow agent (“Escrow Agent”), a deposit equal to the amount of TEN MILLION and 00/100 DOLLARS ($10,000,000.00) (such amount together with all interest accrued thereon, the “Termination Deposit”), pursuant to the terms of a customary escrow agreement entered into with Escrow Agent (the “Escrow Agreement”). Upon delivery of the Termination Deposit to Escrow Agent, the Termination Deposit shall be non-refundable to AIR, except as expressly set forth in this Section 1. The Termination Deposit shall be deposited by Escrow Agent in an interest bearing account at a federally insured banking institution acceptable to the parties hereto, and any interest earned thereon shall be reported under the United States Taxpayer Identification Number of Aimco (unless AIR is entitled to a return of the Termination Deposit pursuant to the terms hereof). The Termination Deposit shall be credited to the Termination Payment due from AIR to Aimco. If AIR fails to timely deliver the Termination Deposit, then Aimco, at Aimco’s sole option, may terminate this Termination Agreement immediately by giving AIR written notice of such termination, and thereafter, this Termination Agreement shall be of no further force or effect. If AIR shall default in its obligation to terminate each Master Lease and Guaranty by the Termination Date pursuant to the terms hereof, then Aimco shall be entitled to retain the Termination Deposit as liquidated damages. If Aimco shall default in its obligation to terminate each Master Lease and Guaranty by the Termination Date pursuant to the terms hereof, then AIR shall be entitled to the return of the Termination Deposit.

2.
Termination Payment. Subject to the terms and conditions set forth herein, the parties hereto have agreed to terminate each Master Lease and Guaranty as of September 1, 2022 (the “Termination Date”) for a termination payment equal to TWO HUNDRED MILLION DOLLARS ($200,000,000.00) less the Termination Deposit and as increased or decreased by the prorations and adjustments provided herein (the “Termination Payment”), which Termination Payment shall be payable by AIR to Aimco in accordance with the terms hereof. On or before 1:00 p.m. (Eastern) on the Termination Date, the balance of the Termination Payment shall be paid in full by AIR and disbursed to Aimco by Escrow Agent in accordance with the terms of the Escrow Agreement.
3.
Termination. Immediately upon receipt of the Termination Payment, each Master Lease and Guaranty shall automatically terminate on the Termination Date, whereupon each respective Landlord, each respective Tenant and each guarantor, including AIMCO Guarantor, shall be relieved of any and all obligations set forth in each respective Master Lease and each Guaranty from and after the Termination Date, other than those obligations, if any, as set forth herein or that expressly survive termination of any Master Lease and Guaranty. Upon such termination, each respective Landlord, each respective Tenant and each guarantor, including AIMCO Guarantor, shall be released of any and all liability under each respective Master Lease Agreement and each Guaranty, as applicable, other than those liabilities, if any, as set forth herein or that expressly survive termination of any Master Lease and Guaranty. If notice to, or consent of, any lender or third-party is required in connection with the termination of any Master Lease or Guaranty, each applicable Tenant shall bear the responsibility of providing such notice or obtaining such consent and shall pay all costs incurred in connection therewith (and indemnify AIR and Landlord from any liabilities they suffer as a result of any failure by the applicable Tenant to provide or obtain the foregoing in a timely manner prior to the Termination Date).
4.
Prorations and Adjustments.

(i) All normal and customarily pro-ratable items relating to each Property, including, without limitation, Rents paid by the Tenants, all rent and other income collected from occupants of each Property, property management fees, repair and maintenance costs, taxes, assessments, debt service payments and all other operating expenses and fees, shall be prorated as of the Termination Date, Tenant and/or Aimco being charged or credited, as appropriate, for all of same attributable to the period up to the Termination Date (and credited for any amounts paid by Tenant attributable to the period on or after the Termination Date) and the Landlord and/or AIR being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Termination Date. AIR shall cause the property manager of each Property to prepare a proration schedule of the prorations described in this Section 4 and shall deliver such proration schedule to Aimco at least ten (10) Business Days prior to the Termination Date. Notwithstanding anything to the contrary contained herein or in any Master Lease, each Tenant and Aimco shall remain responsible for any and all costs, expenses and liabilities (including, without limitation, operating costs and expenses and costs and expenses relating to development and leasing work) resulting from their activities under each Master Lease prior to the Termination Date. For the avoidance of doubt, AIR and Landlord shall be responsible for costs and expenses attributable to their own activities after the Termination Date.

(ii) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of the Termination Date shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration ninety (90) days after the Termination Date, or as soon thereafter as the precise amounts can be ascertained. Aimco shall promptly notify AIR when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, AIR shall cause to be prepared and certified as correct, a final proration statement which shall be in a form consistent with the proration statement delivered at the Termination Date and which shall be subject to Aimco’s review and approval. Upon Aimco’s acceptance and approval of any final proration statement submitted by AIR and/or the former property manager of each Property, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final prorations shall be made within thirty (30) days of such approval by Aimco.

5.
Counterparts; Miscellaneous. This Termination Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement. This Termination Agreement may be executed by scanned PDF signatures exchanged by e-mail and, if so executed, such scanned PDF signatures shall be deemed originals for all purposes. From time to time hereafter, each of the parties hereto hereby agree to do all such acts and things and to execute and deliver, or cause to be executed and delivered all such documents, notices, instruments and agreements as may be necessary or desirable to give effect to the provisions and intent of this Termination Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the applicable Master Lease.
6.
Governing Law. This Termination Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.
7.
Due Authorization. Each party hereto represents and warrants that it is duly authorized to execute and deliver this Termination Agreement in accordance with such party’s organizational and governing documents, including, as applicable, corporate charter, corporate bylaws, limited liability company operating agreements and/or partnership agreements, and that this Termination Agreement is binding upon each party in accordance with its terms.

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IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement to be effective as of the Effective Date.

LANDLORDS:
MCZ/CENTRUM FLAMINGO II, L.L.C., a Delaware limited liability company
By: /s/ Lisa R. Cohn Name: Lisa R. Cohn Title: President, General Counsel and Secretary
AIMCO 50 ROGERS STREET, L.L.C., a Delaware limited liability company
By: /s/ Lisa R. Cohn Name: Lisa R. Cohn Title: President, General Counsel and Secretary
AIMCO LEAHY SQUARE APARTMENTS, LLC, a Delaware limited liability company
By: /s/ Lisa R. Cohn Name: Lisa R. Cohn Title: President, General Counsel and Secretary
AIMCO FITZSIMONS 3A LESSOR, LLC, a Delaware limited liability company
By: /s/ Lisa R. Cohn Name: Lisa R. Cohn Title: President, General Counsel and Secretary

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TENANTS:
FLAMINGO NORTH LESSEE, LLC, a Delaware limited liability company
By: /s/ Jennifer Johnson Name: Jennifer Johnson Title: Executive Vice President, Chief Administrative Officer and General Counsel
PRISM LESSEE, LLC, a Delaware limited liability company
By: /s/ Jennifer Johnson Name: Jennifer Johnson Title: Executive Vice President, Chief Administrative Officer and General Counsel
707 LEAHY LESSEE, LLC, a Delaware limited liability company
By: /s/ Jennifer Johnson Name: Jennifer Johnson Title: Executive Vice President, Chief Administrative Officer and General Counsel
FREMONT LESSEE, LLC, a Delaware limited liability company
By: /s/ Jennifer Johnson Name: Jennifer Johnson Title: Executive Vice President, Chief Administrative Officer and General Counsel

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2078113.02-NYCSR07A - MSW

AIMCO:
AIMCO OP L.P., a Delaware limited partnership
By: Aimco OP GP, LLC, its general partner
By: Apartment Investment and Management Company, its managing Member
By: /s/ Jennifer Johnson Name: Jennifer Johnson Title: Executive Vice President, Chief Administrative Officer and General Counsel

AIR:
APARTMENT INCOME REIT, L.P. , a Delaware limited partnership
By: AIR-GP, Inc., its general partner
By: /s/ Lisa R. Cohn Name: Lisa R. Cohn Title: President, General Counsel and Secretary

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[Signature Page to Termination of Master Lease Agreements]

2078113.02-NYCSR07A - MSW

Exhibit A

Master Leases

1.
Master Lease Agreement, dated as of December 15, 2020, by and between MCZ/Centrum Flamingo II, L.L.C., as landlord, and Flamingo North Lessee, LLC, as tenant.

2.
Master Lease Agreement, dated as of December 15, 2020, by and between AIMCO 50 Rogers Street, L.L.C., as landlord, and Prism Lessee, LLC, as tenant.

3.
Master Lease Agreement, dated as of December 15, 2020, by and between AIMCO Leahy Square Apartments, LLC, as landlord, and 707 Leahy Lessee, LLC, as tenant.

4.
Master Lease Agreement, dated as of December 15, 2020, by and between AIMCO Fitzsimons 3A Lessor, LLC, as landlord, and Fremont Lessee, LLC, as tenant.

Guaranty

1.
Guaranty, dated as of December 15, 2020, from AIMCO REIT SUB, LLC, a Delaware limited liability company, in favor of MCZ/Centrum Flamingo II, L.L.C., a Delaware limited liability company.

2078113.02-NYCSR07A - MSW